Exhibit 10.2

AMENDED AND RESTATED ADVISORY AGREEMENT

THIS AMENDED AND RESTATED ADVISORY AGREEMENT, dated as of March     , 2014 with an effective date of April 1, 2014 (this “Agreement”) is between CNL LIFESTYLE PROPERTIES, INC., a corporation organized under the laws of the State of Maryland (the “Company”) and CNL LIFESTYLE ADVISOR CORPORATION, a corporation organized under the laws of the State of Florida (the “Advisor”).

W I T N E S S E T H

WHEREAS, the Company has filed with the Securities and Exchange Commission a Registration Statement (No. 333-146457) on Form S-11 covering 200,000,000 of its common shares, par value $0.01 per share (the “Shares”), to be offered to the public, and the Company may subsequently issue securities other than such Shares (the “Securities”) or otherwise raise additional capital;

WHEREAS, the Company has qualified as a REIT (as defined below), and invests its funds in investments permitted by the terms of the Registration Statement and Sections 856 through 860 of the Code (as later defined);

WHEREAS, the Company desires to avail itself of the experience, sources of information, advice, assistance and certain facilities available to the Advisor and to have the Advisor undertake the duties and responsibilities hereinafter set forth, on behalf of, and subject to the supervision, of the Board of Directors (as later defined) of the Company all as provided herein; and

WHEREAS, the Advisor is willing to undertake to render such services, subject to the supervision of the Board of Directors, on the terms and conditions hereinafter set forth; and

WHEREAS, the Company and the Advisor are parties to that certain Advisory Agreement, dated as of April 10, 2011, as renewed from time to time, and as amended by that certain First Amendment to Advisory Agreement, dated as of March 20, 2013 (the “Advisory Agreement”); and

WHEREAS, the parties hereto desire to amend and restate the Advisory Agreement in its entirety hereby.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

(1) Definitions. As used in this Agreement, the following terms have the definitions hereinafter indicated:

Acquisition Expenses. Any and all expenses incurred by the Company, the Advisor, or any Affiliate of either in connection with the selection, acquisition or making of any investment, including any Property, Loan or other Permitted Investments, whether or not acquired or made, including, without limitation, legal fees and expenses, travel and communication expenses, costs of appraisals, nonrefundable option payments on property not acquired, accounting fees and expenses, and title insurance.

Acquisition Fees. Any and all fees and commissions, exclusive of Acquisition Expenses, paid by any Person or entity to any other Person or entity (including any fees or commissions paid by or to any Affiliate of the Company or the Advisor) in connection with making an investment, including making or investing in Loans or other Permitted Investments or the purchase, development or construction of a Property, including, without limitation, real estate commissions, acquisition fees, finder’s fees, selection fees, development fees, construction fees, nonrecurring management fees, consulting fees, loan fees, points, or any other fees or commissions of a similar nature. Excluded shall be development fees and construction fees paid to any Person or entity not Affiliated with the Advisor in connection with the actual development and construction of any Property. Further, Acquisition Fees will not be paid in connection with temporary short-term investments acquired for purposes of cash management.

Advisor. The Person or Persons, if any, appointed, employed or contracted with by the Company pursuant to Section 4.1 of the Company’s Articles of Incorporation and responsible for directing or performing the day-to-day business affairs of the Company, including any Person to whom the Advisor subcontracts substantially all of such functions.

Affiliate or Affiliated (or any derivation thereof). An affiliate of another Person, which is defined as: (i) any Person directly or indirectly owning, controlling, or holding, with power to vote 10% or more of the outstanding voting securities of such other Person; (ii) any Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with power to vote, by such other Person; (iii) any Person directly or indirectly controlling, controlled by, or under common control with such other Person; (iv) any executive officer, director, trustee or general partner of such other Person; and (v) any legal entity for which such Person acts as an executive officer, director, trustee or general partner.

Articles of Incorporation. The Articles of Incorporation of the Company, as amended from time to time.

Asset Management Fee. The fee payable to the Advisor for day-to-day professional management services in connection with the Company and its investments in Properties, Loans and other Permitted Investments pursuant to this Agreement.

Assets. Properties, Loans and other Permitted Investments, collectively.

Average Invested Assets. For a specified period, the average of the aggregate book value of the assets of the Company invested, directly or indirectly, in equity interests in, and Loans secured by, Real Estate, or in other Permitted Investments, before reserves for depreciation or bad debts or other similar non-cash reserves, computed by taking the average of such values at the end of each month during such period.

Board of Directors or Board. The Directors of the Company.

Bylaws. The bylaws of the Company, as the same are in effect and may be amended from time to time.

Change of Control. A change of control of the Company of such a nature that would be required to be reported in response to the disclosure requirements of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended, as enacted and in force on the date hereof (the “Exchange Act”), whether or not the Company is then subject to such reporting requirements; provided, however, that, without limitation, a change of control shall be deemed to have occurred if: (i) any “person” (within the meaning of Section 13(d) of the Exchange Act) is or becomes the “beneficial owner” (as that term is defined in Rule 13d-3, as enacted and in force on the date hereof, under the Exchange Act) of securities of the Company representing 8.5% or more of the combined voting power of the Company’s securities then outstanding; (ii) there occurs a merger, consolidation or other reorganization of the Company which is not approved by the Board of Directors of the Company; (iii) there occurs a sale, exchange, transfer or other disposition of substantially all of the assets of the Company to another entity, which disposition is not approved by the Board of Directors of the Company; or (iv) there occurs a contested proxy solicitation of the Stockholders of the Company that results in the contesting party electing candidates to a majority of the Board of Directors’ positions next up for election.

Code. The Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. Reference to any section of the Code shall also mean such section as interpreted by any applicable regulations promulgated from time to time.

Common Shares. The Company’s shares of common stock, par value $0.01 per share.

Contract Sales Price. The total consideration received by the Company for the sale of the Company’s Property.

Directors. (collectively) The individuals named in Section 2.4 of the Articles of Incorporation so long as they continue in office and all other individuals who have been duly elected and qualify as Directors of the Company hereunder.

Distributions. Any distribution of money or other property, pursuant to Section 7.2(iv) of the Articles of Incorporation, by the Company to owners of Equity Shares, including distributions that may constitute a return of capital for federal income tax purposes.

Equity Shares. Shares of capital stock of the Company of any class or series (other than Excess Shares). The use of the term “Equity Shares” or any term defined by reference to the term “Equity Shares” shall refer to the particular class or series of capital stock of the Company which is appropriate under the context.

Gross Proceeds. The aggregate purchase price of all Equity Shares sold for the account of the Company, without deduction for Selling Commissions, volume discounts, the marketing support fee, due diligence expense reimbursements or Organizational and Offering Expenses. For the purpose of computing Gross Proceeds, the purchase price of any Equity Share for which reduced or no Selling Commissions or marketing support fees are paid to the Managing Dealer or a Soliciting Dealer (where net proceeds to the Company are not reduced) shall be deemed to be the full offering price of the Equity Shares, with the exception of Equity Shares purchased pursuant to the reinvestment plan, which will be factored into the calculation using their actual purchase price.

Independent Director. A Director who is not, and within the last two years has not been, directly or indirectly associated with the Advisor by virtue of (i) ownership of an interest in the Advisor or its Affiliates, (ii) employment by the Advisor or its Affiliates, (iii) service as an officer or director of the Advisor or its Affiliates, (iv) performance of services, other than as a Director, for the Company, (v) service as a director or trustee of more than three real estate investment trusts advised by the Advisor, or (vi) maintenance of a material business or professional relationship with the Advisor or any of its Affiliates. An indirect relationship shall include circumstances in which a Director’s spouse, parents, children, siblings, mothers- or fathers-in-law, sons- or daughters-in-law or brothers- or sisters-in-law is or has been associated with the Advisor, any of its Affiliates or the Company. A business or professional relationship is considered material if the gross revenue derived by the Director from the Advisor and Affiliates exceeds five percent of either the Director’s annual gross revenue during either of the last two years or the Director’s net worth on a fair market value basis.

Independent Expert. A Person or entity with no material current or prior business or personal relationship with the Advisor or the Directors and who is engaged to a substantial extent in the business of rendering opinions regarding the value of assets of the type held by the Company.

Joint Ventures. Those joint venture or general partnership arrangements in which the Company is a co-venturer or general partner which are established to acquire Properties and/or make Loans or other Permitted Investments.

Line of Credit. One or more lines of credit initially in an aggregate amount up to $100 million (or such greater amount as shall be approved by the Board of Directors), the proceeds of which will be used to acquire Properties and make Loans and other Permitted Investments and for any other authorized purpose. The Line of Credit may be in addition to any Permanent Financing.

Listing. The listing of the Common Shares of the Company on a national securities exchange or quoted on the National Market System of the Nasdaq Stock Market.

Loans. Mortgage loans and other types of debt financing provided by the Company.

Managing Dealer. CNL Securities Corp., an Affiliate of the Advisor, or such other Person or entity selected by the Board of Directors to act as the managing dealer for the offering. CNL Securities Corp. is a member of the Financial Industry Regulatory Authority, Inc. (formerly known as the National Association of Securities Dealers, Inc. and as the NASD) (“FINRA”).

Net Income. For any period, the total revenues applicable to such period, less the total expenses applicable to such period excluding additions to reserves for depreciation, bad debts or other similar non-cash reserves; provided, however, Net Income for purposes of calculating total allowable Operating Expenses (as defined herein) shall exclude the gain from the sale of the Company’s assets.

Net Sales Proceeds. In the case of a transaction described in clause (i) of the definition of Sale, the proceeds of any such transaction less the amount of all real estate commissions and closing costs paid by the Company. In the case of a transaction described in clause (ii) of such definition, Net Sales Proceeds means the proceeds of any such transaction less the amount of any legal and other selling expenses incurred in connection with such transaction. In the case of a transaction described in clause (iii) of such definition, Net Sales Proceeds means the proceeds of any such transaction actually distributed to the Company from the Joint Venture. In the case of a transaction or series of transactions described in clause (iv) of the definition of Sale, Net Sales Proceeds means the proceeds of any such transaction less the amount of all commissions and closing costs paid by the Company. In the case of a transaction described in clause (ii) of the definition of Sale, Net Sales Proceeds means the proceeds of such transaction or series of transactions less all amounts generated thereby and reinvested in one or more Properties within 180 days thereafter and less the amount of any real estate commissions, closing costs, and legal and other selling expenses incurred by or allocated to the Company in connection with such transaction or series of transactions. Net Sales Proceeds shall also include, in the case of any lease of a Property consisting of a building only or any Loan or other Permitted Investments, any amounts from tenants, borrowers or lessees that the Company determines, in its discretion, to be economically equivalent to the proceeds of a Sale. Net Sales Proceeds shall not include, as determined by the Company in its sole discretion, any amounts reinvested in one or more Properties, Loans or other Permitted Investments, to repay outstanding indebtedness, or to establish reserves.

Operating Expenses. All costs and expenses incurred by the Company, as determined under generally accepted accounting principles, which in any way are related to the operation of the Company or to Company business, including (i) advisory fees, and (ii) the Asset Management Fee, but excluding (a) the expenses of raising capital such as Organizational and Offering Expenses, legal, audit, accounting, underwriting, brokerage, listing, registration, and other fees, printing and other such expenses and tax incurred in connection with the issuance, distribution, transfer, registration and Listing; (b) interest payments; (c) taxes; (d) non-cash expenditures such as depreciation, amortization and bad debt reserves; (e) the Advisor’s subordinated ten percent share of Net Sales Proceeds; and (f) Acquisition Fees and Acquisition Expenses, real estate or other commissions on the Sale of Assets, and other expenses connected with the acquisition and ownership of Property, Loans, or other Permitted Investments (such as the costs of foreclosure, insurance premiums, legal services, maintenance, repair, and improvement of Property).

Organizational and Offering Expenses. Any and all costs and expenses, other than Selling Commissions, the marketing support fee and due diligence expense reimbursements incurred by the Company, the Advisor or any Affiliate of either in connection with the formation, qualification and registration of the Company and the marketing and distribution of Equity Shares, including, without limitation, the following: legal, accounting and escrow fees; printing, amending, supplementing, mailing and distributing costs; filing, registration and qualification fees and taxes; telegraph and telephone costs; and all advertising and marketing expenses, including the costs related to investor and broker-dealer sales meetings. The Organizational and Offering Expenses paid by the Company in connection with each public offering of Equity Shares of the Company, together with all Selling Commissions, the marketing support fee and due diligence reimbursements incurred by the Company, will not exceed 13% of the proceeds raised in connection with such offering.

Permanent Financing. The financing to (i) acquire Properties and to make Loans or other Permitted Investments; (ii) pay off any Acquisition Fees arising from any Permanent Financing; and (iii) refinance outstanding amounts on the Line of Credit. Permanent financing may be in addition to any borrowing under the Line of Credit.

Permitted Investments. All investments that the Company may acquire pursuant to its Articles of Incorporation and Bylaws, other than the short-term investments acquired for purposes of cash management.

Person. An individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity, or any government or any agency or political subdivision thereof, and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, but does not include (i) an underwriter that participates in a public offering of Equity Shares for a period of sixty days following the initial purchase by such underwriter of such Equity Shares in such public offering, or (ii) CNL Lifestyle Company, LLC, during the period ending December 31, 2004, provided that the foregoing exclusions shall apply only if the ownership of such Equity Shares by an underwriter or CNL Lifestyle Company, LLC would not cause the Company to fail to qualify as a REIT by reason of being “closely held” within the meaning of Section 856(a) of the Code or otherwise cause the Company to fail to qualify as a REIT.

Property or Properties. Interests in (i) the real properties, including the buildings and equipment located thereon, (ii) the real properties only, or (iii) the buildings only, including equipment located therein; where, in each such enumerated instance, such interest is acquired by the Company, either directly or indirectly through joint ventures, partnerships, or other legal entities.

Prospectus. As defined in Section 2(10) of the Securities Act of 1933, including a preliminary prospectus, an offering circular as described in Rule 253 of the General Rules and Regulations under the Securities Act of 1933, as amended, or, in the case of an intrastate offering, any document by whatever name known, utilized for the purpose of offering and selling securities to the public.

Real Estate Asset Value or Contract Purchase Price means the amount actually paid or allocated to the purchase, development, construction or improvement of a Property, exclusive of Acquisition Fees and Acquisition Expenses.

Registration Statement. The most recent registration statement under the Securities Act of 1933, as amended, that the Company has filed with the U.S. Securities and Exchange Commission.

REIT. A “real estate investment trust” as defined pursuant to Sections 856 through 860 of the Code.

Sale or Sales. (i) Any transaction or series of transactions whereby: (A) the Company sells, grants, transfers, conveys or relinquishes its ownership of any Property or portion thereof, including the lease of any Property, Loan or other Permitted Investment consisting of the building only, and including any event with respect to any Property which gives rise to a significant amount of insurance proceeds or condemnation awards; (B) the Company sells, grants, transfers, conveys or relinquishes its ownership of all or substantially all of the interest of the Company in any Joint Venture in which it is a co-venturer or partner; (C) any Joint Venture in which the Company as a co-venturer or partner sells, grants, transfers, conveys or relinquishes its ownership of any Property, Loan or other Permitted Investment or portion thereof, including any event with respect to any Property, Loan or other Permitted Investment which gives rise to insurance claims or condemnation awards; or (D) the Company sells, grants, conveys or relinquishes its interest in any Loan or other Permitted Investment, or portion thereof, including any event with respect to any Loan or other Permitted Investment, which gives rise to a significant amount of insurance proceeds or similar awards, but (ii) shall not include any transaction or series of transactions specified in clause (i)(A), (i)(B), or (i)(C) above in which the proceeds of such transaction or series of transactions are reinvested in one or more Properties, Loans or other Permitted Investments within 180 days thereafter.

Securities. Any Equity Shares, Excess Shares, as such terms are defined in the Company’s Articles of Incorporation, any other stock, shares or other evidences of equity or beneficial or other interests, voting trust certificates, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in, temporary or interim certificates for, receipts for, guarantees of, or warrants, options or rights to subscribe to, purchase or acquire, any of the foregoing.

Selling Commissions. Any and all commissions payable to underwriters, managing dealers, or other broker-dealers in connection with the sale of Equity Shares, including, without limitation, commissions payable to CNL Securities Corp.

Soliciting Dealers. Broker-dealers that are members of the National Association of Securities Dealers, Inc., or that are exempt from broker-dealer registration, and that, in either case, enter into participating broker or other agreements with the Managing Dealer to sell Equity Shares.

Sponsor. Any Person directly or indirectly instrumental in organizing, wholly or in part, the Company or any Person who will control, manage or participate in the management of the Company, and any Affiliate of such Person. Not included is any Person whose only relationship with the Company is that of an independent property manager of the Company’s Properties, Loans or other Permitted Investments, and whose only compensation is as such. Sponsor does not include independent third parties such as attorneys, accountants, and underwriters whose only compensation is for professional services. A Person may also be deemed a Sponsor of the Company by:

a.	taking the initiative, directly or indirectly, in founding or organizing the business or enterprise of the Company, either alone or in conjunction with one or more other Persons;

b.	receiving a material participation in the Company in connection with the founding or organizing of the business of the Company, in consideration of services or property, or both services and property;

c.	having a substantial number of relationships and contacts with the Company;

d.	possessing significant rights to control the Company’s Properties;

e.	receiving fees for providing services to the Company which are paid on a basis that is not customary in the industry; or

f.	providing goods or services to the Company on a basis which was not negotiated at arms length with the Company.

Stockholders. The registered holders of the Company’s Equity Shares.

Termination Date. The date of termination of this Agreement.

Total Proceeds. The Gross Proceeds plus Loan proceeds from Permanent Financings and the Line of Credit that are used to make or acquire Properties, Loans and other Permitted Investments.

2%/25% Guidelines. The requirement pursuant to the guidelines of the North American Securities Administrators Association, Inc. that, in any 12 month period, total Operating Expenses may not exceed the greater of 2% of the Company’s Average Invested Assets during such 12 month period or 25% of the Company’s Net Income over the same 12 month period.

Valuation. An estimate of value of the Assets of the Company as determined by an Independent Expert.

(2) Appointment. The Company hereby appoints the Advisor to serve as its advisor on the terms and conditions set forth in this Agreement, and the Advisor hereby accepts such appointment.

(3) Duties of the Advisor. The Advisor undertakes to use its best efforts to present to the Company potential investment opportunities and to provide a continuing and suitable investment program consistent with the investment objectives and policies of the Company as determined and adopted from time to time by the Directors. In performance of this undertaking, subject to the supervision of the Directors and consistent with the provisions of the Registration Statement, Articles of Incorporation and Bylaws of the Company, the Advisor shall, either directly or by engaging any such Person, including an Affiliate, that it deems qualified:

(a)	serve as the Company’s investment and financial advisor and provide research and economic and statistical data in connection with the Company’s assets and investment policies;

(b)	provide the daily management of the Company and perform and supervise the various administrative functions reasonably necessary for the management of the Company;

(c)	investigate, select, and, on behalf of the Company, engage and conduct business with such Persons as the Advisor deems necessary to the proper performance of its obligations hereunder, including but not limited to consultants, accountants, correspondents, lenders, technical advisors, attorneys, brokers, underwriters, corporate fiduciaries, escrow agents, depositaries, custodians, agents for collection, insurers, insurance agents, banks, builders, developers, property owners, mortgagors, and any and all agents for any of the foregoing, including Affiliates of the Advisor, and Persons acting in any other capacity deemed by the Advisor necessary or desirable for the performance of any of the services herein, including but not limited to entering into contracts in the name of the Company with any of the foregoing;

(d)	consult with the officers and Directors of the Company and assist the Directors in the formulation and implementation of the Company’s financial policies, and, as necessary, furnish the Directors with advice and recommendations with respect to the making of investments consistent with the investment objectives and policies of the Company and in connection with any borrowings proposed to be undertaken by the Company;

(e)	subject to the provisions of Paragraphs 3(g) and 4 hereof, (i) locate, analyze and select potential investments in Properties and Loans and other Permitted Investments, (ii) structure and negotiate the terms and conditions of transactions pursuant to which investment in Properties and Loans and other Permitted Investments will be made; (iii) make investments in Properties and Loans and other Permitted Investments in compliance with the investment objectives and policies of the Company; (iv) arrange for financing and refinancing and make other changes in the asset or capital structure of, and dispose of, reinvest the proceeds from the sale of, or otherwise deal with the investments in, Properties, Loans and other Permitted Investments; (v) enter into leases and service contracts for Property and, to the extent necessary, perform all other operational functions for the maintenance and administration of such Property; and (vi) make dispositions of any portion of a Property to any Person other than the Advisor, a Director or their Affiliates without obtaining the prior approval of the Board, provided such portion of a Property is sold, transferred or conveyed for a purchase price in an amount not to exceed One Million and No/100 Dollars ($1,000,000);

(f)	provide the Directors with periodic reports regarding prospective investments in Properties, Loans and other Permitted Investments;

(g)	obtain the prior approval of the Directors (including a majority of all Independent Directors) for investments in Properties, Loans and other Permitted Investments;

(h)	negotiate on behalf of the Company with banks or lenders for loans to be made to the Company and negotiate on behalf of the Company with investment banking firms and broker-dealers or negotiate private sales of Equity Shares and Securities or obtain loans for the Company, but in no event in such a way so that the Advisor shall be acting as broker-dealer or underwriter; and provided, further, that any fees and costs payable to third parties incurred by the Advisor in connection with the foregoing shall be the responsibility of the Company;

(i)	obtain reports (which may be prepared by the Advisor or its Affiliates), where appropriate, concerning the value of investments or contemplated investments of the Company;

(j)	from time to time, or at any time reasonably requested by the Directors, make reports to the Directors of its performance of services to the Company under this Agreement;

(k)	provide the Company with all necessary cash management services;

(l)	do all things necessary to assure its ability to render the services described in this Agreement;

(m)	deliver to or maintain on behalf of the Company copies of all appraisals obtained in connection with the investments in Properties, Loans and other Permitted Investments;

(n)	assist the Company in making necessary regulatory filings, including tax returns on behalf of the Company;

(o)	prepare or oversee third parties in preparing all financial reports, statements or analysis required by regulatory authorities or the Board;

(p)	provide investor relations services to the Company;

(q)	advise and assist the Company with respect to Sarbanes-Oxley compliance for the Company and its subsidiaries;

(r)	advise and assist the Company with respect to tax compliance for the Company and its subsidiaries;

(s)	notify the Board of all proposed material transactions not otherwise described above before they are completed;

(t)	oversee property managers and other Persons who perform services for the Company; and

(u)	undertake accounting and other record keeping functions at the Property level.

Notwithstanding the foregoing, the Advisor may delegate any of the foregoing duties to any Person, including an Affiliate, so long as the Advisor remains responsible for the performance of the duties set forth in this Paragraph 3.

(4) Authority of Advisor.

(a) Pursuant to the terms of this Agreement (including the restrictions included in this Paragraph 4 and in Paragraph 7), and subject to the continuing and exclusive authority of the Directors over the management of the Company, the Directors hereby delegate to the Advisor the authority to take those actions set forth in Paragraph 3 above.

(b) Notwithstanding the foregoing, any investment in Properties, Loans or other Permitted Investments, including any acquisition of Property by the Company (as well as any financing acquired by the Company in connection with such acquisition), will require the prior approval of the Directors (including a majority of the Independent Directors).

(c) If a transaction requires approval by the Independent Directors, as set forth in the Articles of Incorporation, the Advisor will deliver to the Independent Directors all documents required by them to properly evaluate the proposed transaction.

The prior approval of a majority of the Independent Directors not otherwise interested in the transaction and a majority of the Directors not otherwise interested in the transaction will be required for each transaction to which the Advisor or its Affiliates is a party.

The Directors may, at any time upon the giving of notice to the Advisor, modify or revoke the authority set forth in this Paragraph 4. If and to the extent the Directors so modify or revoke the authority contained herein, the Advisor shall henceforth submit to the Directors for prior approval such proposed transactions involving investments thereafter which require prior approval, provided, however, that such modification or revocation shall be effective upon receipt by the Advisor and shall not be applicable to investment transactions to which the Advisor has committed the Company prior to the date of receipt by the Advisor of such notification.

(5) Bank Accounts. The Advisor may establish and maintain one or more bank accounts in its own name for the account of the Company or in the name of the Company and may collect and deposit into any such account or accounts, and disburse from any such account or accounts, any money on behalf of the Company, under such terms and conditions as the Directors may approve, provided that no funds shall be commingled with the funds of the Advisor; and the Advisor shall from time to time render appropriate accountings of such collections and payments to the Directors and to the auditors of the Company.

(6) Records; Access. The Advisor shall maintain appropriate records of all its activities hereunder and make such records available for inspection by the Directors and by counsel, auditors and authorized agents of the Company, at any time or from time to time during normal business hours. The Advisor shall at all reasonable times have access to the books and records of the Company.

(7) Limitations on Activities. Anything else in this Agreement to the contrary notwithstanding, the Advisor shall refrain from taking any action which, in its sole judgment made in good faith, would (a) adversely affect the status of the Company as a REIT, (b) subject the Company to regulation under the Investment Company Act of 1940, as amended, or (c) violate any law, rule, regulation or statement of policy of any governmental body or agency having jurisdiction over the Company, its Equity Shares or its Securities, or otherwise not be permitted by the Articles of Incorporation or Bylaws of the Company, except if such action shall be ordered by the Directors, in which case the Advisor shall notify promptly the Directors of the Advisor’s judgment of the potential impact of such action and shall refrain from taking such action until it receives further clarification or instructions from the Directors. In such event the Advisor shall have no liability for acting in accordance with the specific instructions of the Directors so given. Notwithstanding the foregoing, the Advisor shall not be liable to the Company or to the Directors or Stockholders for any act or omission by the Advisor, its directors, officers or employees, or stockholders, directors or officers of the Advisor’s Affiliates except as provided in Paragraphs 19 and 20 of this Agreement.

(8) Relationship with Directors. Directors, officers and employees of the Advisor or an Affiliate of the Advisor or any corporate parents of an Affiliate, or directors, officers or stockholders of any director, officer or corporate parent of an Affiliate may serve as a Director and as officers of the Company, except that no director, officer or employee of the Advisor or its Affiliates who also is a Director or officer of the Company shall receive any compensation from the Company for serving as a Director or officer of the Company other than reasonable reimbursement for travel and related expenses incurred in attending meetings of the Directors of the Company.

(9) Asset Management Fee. The Company shall pay to the Advisor as compensation for the advisory services rendered to the Company a monthly fee in an amount equal to 0.07500% of the Company’s Real Estate Asset Value and the outstanding principal amount of the Loans and other Permitted Investments (the “Asset Management Fee”), as of the end of the preceding month. Specifically, Real Estate Asset Value equals the amount invested in the Properties wholly owned by the Company, determined on the basis of cost, plus, in the case of Properties owned by any Joint Venture or partnership in which the Company is a co-venturer or partner, the portion of the cost of such Properties paid by the Company, exclusive of Acquisition Fees and Acquisition Expenses. The Asset Management Fee shall be payable monthly on the last day of such month, or the first business day following the last day of such month. The Asset Management Fee, which will not exceed fees which are competitive for similar services in the same geographic area, may or may not be taken, in whole or in part as to any year, in the sole discretion of the Advisor. All or any portion of the Asset Management Fee not taken as to any fiscal year shall be deferred without interest and may be taken in such other fiscal year as the Advisor shall determine.

(10) Expenses.

(a) In addition to the compensation paid to the Advisor pursuant to Paragraph 9 hereof, the Company shall pay directly or reimburse the Advisor for all of the expenses paid or incurred by the Advisor in connection with the services it provides to the Company pursuant to this Agreement, including, but not limited to:

(i) the Company’s Organizational and Offering Expenses;

(ii) Acquisition Expenses incurred in connection with the selection and acquisition of Properties or the making of Loans or other Permitted Investments for goods and services provided by the Advisor at the lesser of the actual cost or 90% of the competitive rate charged by unaffiliated persons providing similar goods and services in the same geographic location;

(iii) the actual cost of goods and materials used by the Company and obtained from entities not affiliated with the Advisor, other than Acquisition Expenses, including brokerage fees paid in connection with the purchase and sale of securities;

(iv) interest and other costs for borrowed money, including discounts, points and other similar fees;

(v) taxes and assessments on income or Property and taxes as an expense of doing business;

(vi) costs associated with insurance required in connection with the business of the Company or by the Directors;

(vii) expenses of managing and operating Properties owned by the Company, whether payable to an Affiliate of the Company or a non-affiliated Person;

(viii) all expenses in connection with payments to the Directors and meetings of the Directors and Stockholders;

(ix) expenses associated with Listing or with the issuance and distribution of Shares and Securities, such as selling commissions and fees, advertising expenses, taxes, legal and accounting fees, and Listing and registration fees;

(x) expenses connected with payments of Distributions in cash or otherwise made or caused to be made by the Directors to the Stockholders;

(xi) expenses of organizing, revising, amending, converting, modifying, or terminating the Company or the Articles of Incorporation;

(xii) expenses of maintaining communications with Stockholders, including the cost of preparation, printing, and mailing annual reports and other Stockholder reports, proxy statements and other reports required by governmental entities;

(xiii) expenses related to negotiating and servicing Loans and other Permitted Investments;

(xiv) administrative service expenses (including personnel costs; provided, however, that no reimbursement shall be made for costs of personnel to the extent that such personnel perform services in transactions for which the Advisor receives a separate fee, at the lesser of actual cost or 90% of the competitive rate charged by unaffiliated persons providing similar goods and services in the same geographic location);

(xv) audit, accounting and legal fees;

(xvi) expenses related to making regulatory filings, including tax returns on behalf of the Company;

(xvii) expenses in connection with the preparation of financial reports, statements or analysis required by regulatory authorities or the Board;

(xviii) expenses related to Sarbanes-Oxley compliance for the Company and its subsidiaries;

(xix) expenses related to tax compliance for the Company and its subsidiaries; and

(xx) expenses related to accounting and other record keeping at the Property level.

(b) Expenses incurred by the Advisor on behalf of the Company and payable pursuant to this Paragraph shall be reimbursed no less than monthly to the Advisor. The Advisor shall prepare a statement documenting the expenses it incurred on behalf of the Company during each quarter, and shall deliver such statement to the Company within 45 days after the end of each quarter.

(11) Other Services. Should the Directors request that the Advisor or any director, officer or employee thereof render services for the Company other than set forth in Paragraph 3, such services shall be separately compensated at such rates and in such amounts as are agreed by the Advisor and the Independent Directors of the Company, subject to the limitations contained in the Articles of Incorporation, and shall not be deemed to be services pursuant to the terms of this Agreement.

(12) Reimbursement to the Advisor. The Company shall not reimburse the Advisor at the end of any fiscal quarter for Operating Expenses that, in the four consecutive fiscal quarters then ended (the “Expense Year”) exceed the greater of 2% of Average Invested Assets or 25% of Net Income (the “2%/25% Guidelines”) for such year. Within 60 days after the end of any fiscal quarter of the Company for which total Operating Expenses for the Expense Year exceed the 2%/25% Guidelines, the Advisor shall reimburse the Company the amount by which the total Operating Expenses paid or incurred by the Company exceed the 2%/25% Guidelines. The Company will not reimburse the Advisor or its Affiliates for services for which the Advisor or its Affiliates are entitled to compensation in the form of a separate fee. All figures used in the foregoing computation shall be determined in accordance with generally accepted accounting principles applied on a consistent basis.

(13) Other Activities of the Advisor. Nothing herein contained shall prevent the Advisor from engaging in other activities, including, without limitation, the rendering of advice to other Persons (including other REITs) and the management of other programs advised, sponsored or organized by the Advisor or its Affiliates; nor shall this Agreement limit or restrict the right of any director, officer, employee, or stockholder of the Advisor or its Affiliates to engage in any other business or to render services of any kind to any other partnership, corporation, firm, individual, trust or association. The Advisor may, with respect to any investment in which the Company is a participant, also render advice and service to each and every other participant therein. The Advisor shall report to the Directors the existence of any condition or circumstance, existing or anticipated, of which it has knowledge, which creates or could create a conflict of interest between the Advisor’s obligations to the Company and its obligations to or its interest in any other partnership, corporation, firm, individual, trust or association. The Advisor or its Affiliates shall promptly disclose to the Directors knowledge of such condition or circumstance. If the Sponsor, Advisor or its Affiliates have sponsored other investment programs with similar investment objectives which have investment funds available at the same time as the Company, it shall be the duty of the Directors (including the Independent Directors) to adopt the method set forth in the Registration Statement or another reasonable method by which properties are to be allocated to the competing investment entities and to use their best efforts to apply such method fairly to the Company.

The Advisor shall be required to use its best efforts to present a continuing and suitable investment program to the Company which is consistent with the investment policies and objectives of the Company, but neither the Advisor nor any Affiliate of the Advisor shall be obligated generally to present any particular investment opportunity to the Company even if the opportunity is of character which, if presented to the Company, could be taken by the Company.

In the event that the Advisor or its Affiliates is presented with a potential investment which might be made by the Company and by another investment entity which the Advisor or its Affiliates advises or manages, the Advisor and its Affiliates shall consider the investment portfolio of each entity, cash flow of each entity, the effect of the acquisition on the diversification of each entity’s portfolio, rental payments during any renewal period, the estimated income tax effects of the purchase on each entity, the policies of each entity relating to leverage, the funds of each entity available for investment and the length of time such funds have been available for investment. In the event that an investment opportunity becomes available which is suitable for both the Company and a public or private entity which the Advisor or its Affiliates are Affiliated, then the entity which has had the longest period of time elapse since it was offered an investment opportunity will first be offered the investment opportunity. For purposes of this conflict resolution procedure, an investment opportunity will be considered “offered” to the Company when an opportunity is presented to the Board of Directors for its consideration.

(14) Relationship of Advisor and Company. The Company and the Advisor are not partners or joint venturers with each other, and nothing in this Agreement shall be construed to make them such partners or joint venturers or impose any liability as such on either of them.

(15) Term; Termination of Agreement. This Agreement shall continue in force for a period of one year from the date hereof, subject to an unlimited number of successive one-year renewals upon mutual consent of the parties. It is the duty of the Directors to evaluate the performance of the Advisor annually before renewing the Agreement, and each such agreement shall have a term of no more than one year.

(16) Termination by Either Party. This Agreement may be terminated upon 60 days written notice without cause or penalty, by either party (by a majority of the Independent Directors of the Company or a majority of the Board of Directors of the Advisor, as the case may be).

(17) Assignment to an Affiliate. This Agreement may be assigned by the Advisor to an Affiliate with the approval of a majority of the Directors (including a majority of the Independent Directors). The Advisor may assign any rights to receive fees or other payments under this Agreement without obtaining the approval of the Directors. This Agreement shall not be assigned by the Company without the consent of the Advisor, except in the case of an assignment by the Company to a corporation or other organization which is a successor to all of the assets, rights and obligations of the Company, in which case such successor organization shall be bound hereunder and by the terms of said assignment in the same manner as the Company is bound by this Agreement.

(18) Subcontracts with Affiliates. The Advisor may subcontract with an Affiliate for a portion of the services and duties to be performed under this Agreement without obtaining the approval of the Directors to the extent such services or duties are primarily administrative in nature. The Advisor may further subcontract any rights to receive fees or other payments for such services or duties under this Agreement without obtaining the approval of the Directors.

(19) Payments to and Duties of Advisor Upon Termination. Payments to the Advisor pursuant to this Paragraph (19) shall be subject to the 2%/25% Guidelines to the extent applicable.

(a) After the Termination Date, the Advisor shall not be entitled to compensation for further services hereunder except it shall be entitled to receive from the Company within 30 days after the Termination Date of all unpaid reimbursements of expenses and all earned but unpaid fees payable to the Advisor prior to termination of this Agreement, exclusive of disputed items arising out of possible unauthorized transactions.

(b) The Advisor shall promptly upon termination:

(i) pay over to the Company all money collected and held for the account of the Company pursuant to this Agreement, after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled;

(ii) deliver to the Directors a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Directors;

(iii) deliver to the Directors all assets, including Properties, Loans, and other Permitted Investments, and documents of the Company then in the custody of the Advisor; and

(iv) cooperate with the Company to provide an orderly management transition.

(20) Indemnification by the Company. The Company shall indemnify and hold harmless the Advisor and its Affiliates, including their respective officers, directors, partners, agents and advisors, from all liability, claims, damages or losses arising in the performance of their duties hereunder, and related expenses, including reasonable attorneys’ fees, to the extent such liability, claims, damages, taxes or losses and related expenses are not fully reimbursed by insurance, subject to any limitations imposed by the laws of the State of Maryland or the Articles of Incorporation of the Company. Notwithstanding the foregoing, the Advisor shall not be entitled to indemnification or be held harmless pursuant to this Paragraph 20 for any activity for which the Advisor shall be required to indemnify or hold harmless the Company pursuant to Paragraph 21. Any indemnification of the Advisor may be made only out of the net assets of the Company and not from Stockholders.

(21) Indemnification by Advisor. The Advisor shall indemnify and hold harmless the Company from contract or other liability, claims, damages, taxes or losses and related expenses including reasonable attorneys’ fees and taxes, to the extent that such liability, claims, damages, taxes or losses and related expenses are not fully reimbursed by insurance and are incurred by reason of the Advisor’s bad faith, fraud, misconduct, or gross negligence, but the Advisor shall not be held responsible for any action of the Board of Directors in following or declining to follow any advice or recommendation given by the Advisor.

(22) Notices. Any notice, report or other communication required or permitted to be given hereunder shall be in writing unless some other method of giving such notice, report or other communication is required by the Articles of Incorporation, the Bylaws, or accepted by the party to whom it is given, and shall be given by being delivered by hand or by overnight mail or other overnight delivery service to the addresses set forth herein:

To the Directors and to the Company:	CNL Lifestyle Properties, Inc. CNL Center at City Commons 450 South Orange Avenue Orlando, Florida 32801 Attn: Chief Financial Officer and General Counsel

To the Advisor:	CNL Lifestyle Advisor Corporation CNL Center at City Commons 450 South Orange Avenue Orlando, Florida 32801 Attn: Chief Financial Officer and General Counsel

Either party may at any time give notice in writing to the other party of a change in its address for the purposes of this Paragraph 22.

(23) Modification. This Agreement shall not be changed, modified, terminated, or discharged, in whole or in part, except by an instrument in writing signed by both parties hereto, or their respective successors or assignees.

(24) Severability. The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

(25) Construction. The provisions of this Agreement shall be interpreted, construed and enforced in all respects in accordance with the laws of the State of Florida applicable to contracts to be made and performed entirely in said state.

(26) Entire Agreement. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

(27) Indulgences, Not Waivers. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

(28) Gender. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

(29) Titles Not to Affect Interpretation. The titles of paragraphs and subparagraphs contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

(30) Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

(31) Name. The Advisor has a proprietary interest in the name “CNL.” Accordingly, and in recognition of this right, if at any time the Company ceases to retain the Advisor or an Affiliate thereof to perform the services of Advisor, the Directors of the Company will, promptly after receipt of written request the Advisor, cease to conduct business under or use the name “CNL” or any diminutive thereof and the Company shall use its best efforts to change the name of the Company to a name that does not contain the name “CNL” or any other word or words that might, in the sole discretion of the Advisor, be susceptible of indication of some form of relationship between the Company and the Advisor or any Affiliate thereof. Consistent with the foregoing, it is specifically recognized that the Advisor or one or more of its Affiliates has in the past and may in the future organize, sponsor or otherwise permit to exist other investment vehicles (including vehicles for investment in real estate) and financial and service organizations having “CNL” as a part of their name, all without the need for any consent (and without the right to object thereto) by the Company or its Directors.

(32) Non-Solicitation. During the period commencing on the date hereof and ending one year following the termination of the this Agreement, the Company and the Operating Partnership shall not, without the Advisor’s prior written consent, directly or indirectly, (a) solicit or encourage any person to leave the employment or other service of the Advisor, or (b) hire, on behalf of the Company, the Operating Partnership or any other person or entity, any person who has left the employment of the Advisor within the one year period following the termination of that person’s employment with the Advisor. During the period commencing on the date hereof through and ending one year following the termination of this Agreement, the Company and the Operating Partnership will not, whether for its own account or for the account of any other person, firm, corporation, or other business organization, intentionally interfere with the relationship of the Advisor with, or endeavor to entice away from the Advisor, any person who during the term of the Agreement is, or during the preceding one-year period, was a tenant, co-investor, co-developer, joint venturer, or other customer of the Advisor.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

CNL LIFESTYLE PROPERTIES, INC.

By:
Name:	Stephen H. Mauldin
Its:	President

CNL LIFESTYLE ADVISOR CORPORATION

By:
Name:	Thomas K. Sittema
Its:	Chief Executive Officer